Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of CH-AUTO TECHNOLOGY CORPORATION LTD. on Form F-4 of its report dated August 12, 2022, except for the consolidated statements of operations and comprehensive loss, and Notes 5 and 12, as to which the date is December 30, 2022, with respect to their audits of the consolidated financial statements of CH-AUTO Technology Corporation Ltd. as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for the years ended December 31, 2021 and 2020, which report appears in the Prospectus, which is part of this Registration Statement.

We consent to the inclusion in this Registration Statement of CH AUTO INC. on Form F-4 of our report dated August 12, 2022, with respect to the audits of the consolidated financial statements of CH AUTO Inc., as of April 30, 2022, the related consolidated statements of operations and comprehensive loss, changes in deficit and cash flows for the period from January 25, 2022 through April 30, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP
Marcum Asia CPAs LLP
(Formerly, Marcum Bernstein & Pinchuk LLP)

Beijing, China

March 31, 2023

BEIJING OFFICE • Unit 2419-2422 • Kerry Center South Tower • 1 Guang Hua Road • Chaoyang District, Beijing • 100020

Phone 8610.8518.7992 • Fax 8610.8518.7993 • www.marcumasia.com